EXHIBIT 99.1

Rimage Reports Second Quarter Sales and Earnings

Minneapolis. MN—July 23, 2008—Rimage Corporation (Nasdaq: RIMG) today reported sales of $22,686,000 for the second quarter of 2008 ended June 30, compared to $25,486,000 in the year-earlier period, when retail-related equipment sales totaled $4.3 million. There were no significant equipment sales into the retail market in the current quarter. Second quarter earnings of $1,927,000 or $0.19 per diluted share were down from $2,921,000 or $0.28 per diluted share in the comparable period of 2007.

Bernard P. (Bernie) Aldrich, president and chief executive officer, commented: “Although our performance continued to be affected by weak economic conditions, Rimage’s second quarter results exceeded the downwardly revised guidance that we issued on June 9, due primarily to higher than forecasted sales transacted through our global distribution channel during the latter stages of the quarter. This enabled us to report second quarter sales and earnings comparable to the results recorded in this year’s first quarter. Given the lengthened selling cycles for our disc publishing hardware that are a consequence of today’s difficult economic environment, the stabilization of our operating results on a sequential quarterly basis makes us optimistic about Rimage’s prospects once the economy begins to strengthen. At this time, we believe our performance should remain relatively stable, and consistent with this outlook, we are forecasting earnings of $0.17 to $0.23 per diluted share on revenues of $21 to $23 million for the third quarter of 2008.”

Aldrich added: “Our optimism about Rimage’s future is based on several factors. First, our field sales representatives are reporting interest in our optical technology among prospective customers representing a diverse range of applications. Second, our European operation is strengthening in response to its restructured management and new sales and marketing initiatives. Third, we are establishing the foundation required for penetrating several highly promising business services markets. To help capitalize on the large video production market, which we view as one of our best opportunities, we recently introduced software that supports video production houses utilizing Macintosh systems. At the same time, we have been adding value-added resellers focused on the video market and establishing strategic partnerships with key industry players. Fourth, in May, we instituted expense reductions totaling approximately $2.0 million on an annualized basis. We will begin to realize the impact of our streamlined cost structure in this year’s third quarter. Finally, we are moving forward with important enhancements to our disc publishing systems that will keep Rimage at the forefront of the on-demand disc publishing industry.”

Financial Review

Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, increased 10% in the second quarter of 2008 and accounted for 58% of sales, compared to 47% in the second quarter of 2007. Sales of consumables, which are benefiting from Rimage’s growing installed base of disc publishing systems in retail and other markets, accounted for a significantly larger portion of Rimage’s second quarter sales mix due to the economy-related slowdown in sales of disc publishing hardware.

International sales increased 23% in the second quarter and accounted for 47% of total sales, compared to 34% of total sales in the year-earlier period. This increase was due primarily to foreign currency effects. Rimage’s European operation accounted for the great majority of the second quarter’s international sales.

Cash and investments totaled $93.7 million at June 30, 2008, compared to $94.2 million at the beginning of 2008 and $86.9 million at the end of the second quarter of 2007. Rimage repurchased approximately 249,000 shares during the second quarter under two 500,000 share buyback authorizations. Approximately 725,000 shares remain available for repurchase under these authorizations.

About Rimage

Rimage Corporation (www.rimage.com) is the world’s leading provider of recordable CD, DVD and Blu-ray (BD) publishing systems, which are used by businesses to produce discs with customized digital content on an on-demand basis. Rimage’s publishing systems, which span the range from high to low CD/DVD/BD production volumes, integrate robotics, software and surface label printers into a complete publishing solution. Rimage is focusing its CD/DVD/BD publishing solutions on a set of vertical markets with special needs for customized, on-demand digital information, including retail, medical and business services.

Statements regarding Rimage’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions, competitive products, changes in technology, conditions in overseas markets that could affect international sales, and other factors set forth in Rimage’s filings with the Securities and Exchange Commission.

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For additional information, contact:
Bernard P. (Bernie) Aldrich, CEO	Richard G. Cinquina
Robert M. Wolf, CFO	Equity Market Partners
Rimage Corporation	904/415-1415
952/944-8144

RIMAGE CORPORATION

Selected Consolidated Financial Information

(In thousands except per share data)

(Unaudited)

Consolidated Statements of Income Information:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenues	$22,686	$25,486	$45,435	$47,012
Cost of revenues	12,772	14,088	25,844	25,866
Gross profit	9,914	11,398	19,591	21,146
Operating expenses:
Research and development	1,513	1,441	2,864	3,031
Selling, general and administrative	5,672	6,284	12,310	12,112
Total operating expenses	7,185	7,725	15,174	15,143
Operating income	2,729	3,673	4,417	6,003
Other income, net	287	759	1,369	1,588
Income before income taxes	3,016	4,432	5,786	7,591
Income tax expense	1,089	1,511	2,073	2,548
Net income	1,927	2,921	3,713	5,043

Net income per basic share	$0.20	$0.29	$.38	$.50

Net income per diluted share	$0.19	$0.28	$.37	$.48
Basic weighted average shares outstanding	9,662	10,105	9,712	10,042
Diluted weighted average shares outstanding	9,820	10,585	9,946	10,550

Consolidated Balance Sheet Information:

	Balance as of
	June 30, 2008	December 31, 2007

Cash and marketable securities	$57,971	$59,021
Receivables	13,851	14,447
Inventories	6,176	8,075
Total current assets	82,070	84,771
Property and equipment, net	2,921	3,206
Marketable securities – non-current	35,693	35,201
Total assets	122,883	125,096
Current liabilities	13,720	17,882
Long-term liabilities	2,079	2,153
Stockholders’ equity	107,084	105,061

Conference Call and Replay

Rimage Corporation will review its second quarter operating results in a conference call at 10:00 AM Eastern today. Investors can listen to the conference call at www.rimage.com. Listeners should go to this web site at least 15 minutes before the scheduled start time to download and install any necessary audio software. A replay of the conference call can be heard through July 30, 2008 by dialing 1-303-590-3000 and providing the 11117486 confirmation code.